Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Rick Wheeler

President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2020 FIRST QUARTER RESULTS

Houston, Texas — February 5, 2020 — Geospace Technologies (NASDAQ: GEOS) today announced that it narrowed its net loss to $1.3 million, or $0.10 per diluted share, on revenue of $25.7 million for its first quarter ended December 31, 2019. This compares with a net loss of $5.9 million, or $0.44 per diluted share, on revenues of $17.9 million for the first quarter of the prior year.

Walter R. (“Rick”) Wheeler, President and CEO of Geospace Technologies (the “Company”) said, “Increased demand for our ocean-bottom marine nodal recording systems fueled first quarter fiscal year 2020 results. Our first quarter revenue outperformed last year’s first quarter by an increase of 44%. In addition, gross profits generated on this higher revenue more than tripled compared to last year, reaching $10.5 million.

Wheeler continued, “Operating expenses in the first quarter increased 13% over last year, primarily as a result of our acquisition of the OptoSeis® fiber optic sensing technology, as well as an increase in other research and development project expenditures. Despite the increase in operating expenses, Geospace narrowed its net loss for the quarter by 78% to $(0.10) per share as compared to the first quarter of the prior year.”

Oil and Gas Markets Segment

For the three months ended December 31, 2019, revenue from the Company’s oil and gas markets segment totaled $19.5 million, an increase of approximately 77% compared to $11.0 million for the equivalent three-month period one year ago. Increased revenue generated during the first quarter of fiscal year 2020 is attributed to higher rental deployment of the Company’s OBX marine nodal recording systems. As of December 31, 2019, Geospace had approximately 33,000 OBX stations in its rental fleet, most of which were actively utilized on performing rental contracts with multiple seismic contractors. The Company is in active conversations with new and existing customers to extend current rental contracts as well as execute future rental contracts for its OBX stations. These activities are carefully considered by management in order to gauge the need for potential expansion of the Company’s OBX rental fleet for current and future clients. The Company expects fiscal year 2020 cash investments into its wireless product rental fleet to be $8 million, or more, based on the current level of demand.

The Company’s traditional seismic products generated $2.4 million of revenue in the first fiscal quarter ended December 31, 2019, a decrease of approximately 15%, compared to $2.8 million in the corresponding quarter last year. Management attributes the decline in revenue in this segment to decreasing demand for the Company’s traditional sensor products. The reduction was partially offset by an increase in demand for its marine seismic products.

Revenue for the first quarter of fiscal year 2020 from the Company’s wireless seismic products totaled $16.9 million, a 132% increase, compared to $7.3 million in the same quarter last year. The increase was driven by higher rental demand and utilization of the Company’s fleet of OBX marine seismic recorders. In the first quarter, the Company also entered into a $12.5 million sales agreement with SAExploration, Inc. for a system comprised of 30,000 channels of its advanced GCL land nodal recorder. Delivery of the system occurred in the Company’s second fiscal quarter. This sale was primarily financed with a promissory note due in January 2023.

In the first fiscal quarter ended December 31, 2019, total revenue produced by the Company’s reservoir seismic products amounted to $218,000, a decrease of approximately 77%, compared to $937,000 in last year’s first quarter. The decrease in revenue is attributed to lower demand for the Company’s borehole seismic sensing and recording products. The Company expects revenue from this product segment to remain low unless and until it is engaged in a contract for the delivery of a permanent reservoir monitoring (PRM) system. Management believes that its broad portfolio of PRM accomplishments and engineered products, which now includes OptoSeis® fiber optic sensing technology, greatly enhances its opportunity to win future PRM contracts. There are currently no open tenders in the industry for a PRM system, although management believes a tender offering is likely to come out in fiscal year 2020. However, revenue from such a contract, if awarded to Geospace, would not be expected to occur within fiscal year 2020.

Adjacent Markets Segment

In the first fiscal quarter ended December 31, 2019, revenue from the Company’s adjacent markets segment totaled $6.1 million, a decrease of approximately 8%, compared to $6.6 million in the first quarter last year. The decrease was primarily due to unforeseen delays in the production of certain of the Company’s graphic imaging equipment and a decline in demand for its film and industrial sensor products. The decrease was partially offset by an increase in demand for the Company’s water meter cable and connector products. Despite lower first quarter revenue from the year ago period, management believes opportunities for revenue growth in its adjacent markets segment remain promising. The Company further believes that the revenue generated from its adjacent markets segment acts as a strategic hedge and helps to provide stability and offset some of the volatility that may occur in the demand for the Company’s oil and gas market segment products.

Emerging Markets Segment

Revenue for the first quarter 2020 from the Company’s emerging markets segment totaled $97,000, an increase of approximately 10% compared to $88,000 in the corresponding quarter last year. The increase in revenue is not considered consequential or a reflection of any underlying trend. This market segment is comprised solely of products and services offered through the Company’s subsidiary, Quantum Technology Sciences, Inc. These unique specialty products combine seismic acoustic technology with highly sophisticated analytics to provide actionable information through persistent surveillance and detection of potential threats around physical borders and perimeters. These products have applications in both domestic and international markets in both commercial and governmental settings. The Company believes this unique technology achievement, accomplished through its acquisition and integration of Quantum, can generate meaningful revenue going forward. Management believes contract opportunities for the deployment and utilization of these products are likely to occur in the near future and could lead to ensuing revenue in the current fiscal year.

Balance Sheet and Liquidity

Over the three months ended December 31, 2019, Geospace invested $5.2 million of cash in its rental equipment, primarily to augment the number of OBX stations in its rental fleet, and used $1.7 million for additions to property, plant, and equipment. As of December 31, 2019, the Company had $10.1 million in cash, cash equivalents, and short-term investments, and maintained an additional borrowing availability of $24.7 million under its bank credit agreement with no borrowings outstanding. Thus, as of December 31, 2019, the Company’s total liquidity stood at $34.8 million. The Company additionally owns unencumbered property and real estate in both domestic and international locations.

As of December 31, 2019, the Company had $8.7 million of accounts receivable due from an international customer who is currently leasing a significant portion of its OBX nodal equipment. The Company has experienced on-going cash collection difficulties with this customer throughout fiscal year 2019 and the first quarter of fiscal year 2020. In November, the Company accepted from the customer a plan to bring its unpaid invoices to a satisfactory status. The customer did not make any of the scheduled payments as detailed in that plan. In late November 2019, the Company ceased recognizing revenue from this customer and expects to continue to do so until the customer exhibits an ability to service its debts owed to the Company. The unrecognized revenue from the customer was $1.5 million for the first fiscal quarter ended December 31, 2019. The Company has also commenced negotiations with the customer to enter into an agreement requiring the customer to pay a portion of the trade accounts receivable in the near term, to pay all rental payments going forward on a current basis, and to convert the remaining owed amounts into a debt instrument, secured by certain of the customer’s assets.

The Company has significant concerns about the collection of these accounts receivable, but has not provided additional bad debt reserves toward this customer’s outstanding accounts receivable balance due to on-going negotiations. If it becomes probable (in the Company’s judgement) that the customer is unable to generate cash flows sufficient to satisfy the customer’s obligations from a variety of options available to it, the Company will record additional bad debt reserves. The current negotiations may not lead to a definitive agreement being entered into; or the fair market value of the customer’s collateral securing the debt instrument under the agreement may not equal or exceed the balance of accounts receivable owed by the customer; or the customer may not meet its payment obligations. If any of these situations occur, the Company could record a significant bad debt reserve as early as the second quarter of fiscal year 2020.

Wheeler continued, “Within the oil and gas market segment, our traditional exploration and reservoir seismic products remain extremely challenged by very low demand. This directly affirms the historic low levels to which seismic exploration activity in the oil and gas industry has fallen, and there are no real indications of improvement for these products on the horizon. These conditions have similarly impacted our wireless seismic products for onshore use. However, we believe recent sales of our advanced GCL nodal recording system help demonstrate the value that our technology offers to our customers while navigating this down market.”

Wheeler concluded, “On the other hand, our OBX marine nodal recording systems continue to represent a bright spot in an otherwise dim seismic equipment market, showing continued revenue growth and a seemingly uninterrupted increase in demand. We believe that the renewed focus on offshore reserves by many of today’s E&P operators is driving this behavior and the corresponding increase in demand that we are presently seeing. At the same time, we believe that the increased focus on offshore reserves is creating renewed interest in our PRM Systems, an interest that we believe may result in one or more tenders and opportunities for PRM contracts in fiscal year 2020. That said, we continue to move forward with our diversification strategies for the adjacent and emerging markets in order to help mitigate the volatility we face in our oil and gas market segment. Based on our technological accomplishments, we believe the onset of meaningful Quantum product revenue could start this year from our border and perimeter security customers.”

Conference Call Information

Geospace Technologies will host a conference call to review its fiscal year 2020 first quarter financial results on February 6, 2020 at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (866) 342-8591 (US) or (203) 518-9713 (International). Please reference the conference ID: GEOSQ120 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor tab of our website at www.geospace.com.

About Geospace Technologies

Geospace principally designs and manufactures seismic instruments and equipment. These seismic products are marketed to the oil and gas industry and used to locate, characterize and monitor hydrocarbon producing reservoirs. We also market our seismic products to other industries for vibration monitoring, border and perimeter security and various geotechnical applications. We design and manufacture other products of a non-seismic nature, including water meter products, imaging equipment and offshore cables.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “intend”, “expect”, “plan”, “budget”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, “evaluating” or similar words. Statements that contain these words should be read carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. Examples of forward-looking statements include, among others, statements that we make regarding our expected operating results, the results and success of our transactions with Quantum and the OptoSeis® technology, the adoption and sale of our products in various geographic regions, potential tenders for PRM systems, future demand for OBX systems, the completion of new orders for channels of our GCL system, the fulfillment of customer payment plans, or the value of the security associated with such plans, anticipated levels of capital expenditures and the sources of funding therefore, and our strategy for growth, product development, market position, financial results and the provision of accounting reserves. These forward-looking statements reflect our current judgment about future events and trends based on the information currently available to us. However, there will likely be events in the future that we are not able to predict or control. The factors listed under the caption “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as well as other cautionary language in any subsequent Quarterly Report on Form 10-Q, or in our other periodic reports, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such examples include, but are not limited to, the failure of the Quantum or OptoSeis® technology transactions to yield positive operating results, decreases in commodity price levels, which could reduce demand for our products, the failure of our products to achieve market acceptance, despite substantial investment by us, our sensitivity to short term backlog, delayed or cancelled customer orders, product obsolescence resulting from poor industry conditions or new technologies, bad debt write-offs associated with customer accounts, lack of further orders for our OBX systems, failure of our Quantum products to be adopted by the border and security perimeter market, infringement or failure to protect intellectual property. The occurrence of the events described in these risk factors and elsewhere in our most recent Annual Report on Form 10-K or in our other periodic reports could have a material adverse effect on our business, results of operations and financial position, and actual events and results of operations may vary materially from our current expectations. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended
	December 31, 2019	December 31, 2018
Revenue:
Products	$9,083	$10,459
Rental	16,615	7,416

Total revenue	25,698	17,875

Cost of revenue:
Products	9,903	11,220
Rental	5,305	3,565

Total cost of revenue	15,208	14,785

Gross profit	10,490	3,090
Operating expenses:
Selling, general and administrative	5,997	6,085
Research and development	4,296	3,171
Bad debt expense (recovery)	27	(103)

Total operating expenses	10,320	9,153

Income (loss) from operations	170	(6,063)

Other income (expense):
Interest expense	(12)	(34)
Interest income	134	272
Foreign exchange gains (losses), net	(132)	67
Other, net	(29)	(88)

Total other income (loss), net	(39)	217

Income (loss) before income taxes	131	(5,846)
Income tax expense	1,420	7

Net loss	$(1,289)	$(5,853)

Loss per common share:
Basic	$(0.10)	$(0.44)

Diluted	$(0.10)	$(0.44)

Weighted average common shares outstanding:
Basic	13,454,254	13,339,408

Diluted	13,454,254	13,339,408

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except share amounts)

(unaudited)

	December 31, 2019	September 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$10,141	$18,925
Trade accounts receivable, net	32,681	24,193
Financing receivables	2,517	3,233
Inventories	23,907	23,855
Property held for sale	691	—
Income tax receivable	11	7
Prepaid expenses and other current assets	1,960	1,001

Total current assets	71,908	71,214
Non-current financing receivables	116	184
Non-current inventories	19,223	21,524
Rental equipment, net	66,985	62,062
Property, plant and equipment, net	31,615	31,474
Operating right-of-use asset	184	—
Goodwill	5,008	5,008
Other intangible assets, net	9,630	10,063
Deferred income tax assets, net	262	236
Prepaid income taxes	65	64
Other assets	180	179

Total assets	$205,176	$202,008

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$6,339	$4,051
Accrued expenses and other current liabilities	6,241	6,370
Deferred revenue and customer deposits	3,658	2,724
Operating lease liability	160	—
Income tax payable	35	25

Total current liabilities	16,433	13,170
Contingent consideration	9,940	9,940
Non-current operating lease liability	42	—
Deferred income tax liabilities	46	51

Total liabilities	26,461	23,161

Commitments and contingencies
Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized, 13,661,489 and 13,630,666 shares issued and outstanding	137	136
Additional paid-in capital	89,250	88,660
Retained earnings	104,519	105,808
Accumulated other comprehensive loss	(15,191)	(15,757)

Total stockholders’ equity	178,715	178,847

Total liabilities and stockholders’ equity	$205,176	$202,008

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	December 31, 2019	December 31, 2018
Cash flows from operating activities:
Net loss	$(1,289)	$(5,853)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income tax benefit	(25)	(61)
Rental equipment depreciation	4,443	2,711
Property, plant and equipment depreciation	930	919
Amortization of intangible assets	433	362
Amortization of premiums on short-term investments	—	(7)
Stock-based compensation expense	590	602
Bad debt expense (recovery)	27	(103)
Inventory obsolescence expense	1,436	1,428
Gross profit from sale of used rental equipment	(284)	—
Gain on disposal of property, plant and equipment	(14)	—
Realized loss on short-term investments	—	59
Effects of changes in operating assets and liabilities:
Trade accounts and other receivables	(8,460)	1,824
Income tax receivable	(4)	—
Inventories	(3,126)	(6,302)
Prepaid expenses and other current assets	(949)	(1,472)
Prepaid income taxes	(1)	(12)
Accounts payable trade	2,284	4,240
Accrued expenses and other	(283)	2,008
Deferred revenue and customer deposits	925	879
Income tax payable	9	50

Net cash provided by (used in) operating activities	(3,358)	1,272

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,670)	(717)
Proceeds from the sale of property, plant and equipment	40	—
Investment in rental equipment	(5,152)	(10,164)
Proceeds from the sale of used rental equipment	1,146	728
Proceeds from the sale of short-term investments	—	16,081
Business acquisition	—	(1,819)
Payments for damages related to insurance claim	—	(118)
Proceeds from insurance claim	—	78

Net cash provided by (used in) investing activities	(5,636)	4,069

Cash flows from financing activities:
Proceeds from the exercise of stock options	—	215

Net cash provided by financing activities	—	215

Effect of exchange rate changes on cash	210	(379)

Increase (decrease) in cash and cash equivalents	(8,784)	5,177
Cash and cash equivalents, beginning of fiscal year	18,925	11,934

Cash and cash equivalents, end of fiscal period	$10,141	$17,111

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$12	$34
Cash paid for income taxes	1,440	7
Inventory transferred to rental equipment	4,070	7,353

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended
	December 31, 2019	December 31, 2018
Oil and Gas Markets
Traditional seismic exploration product revenue	$2,354	$2,785
Wireless seismic exploration product revenue	16,930	7,282
Reservoir product revenue	218	937

	19,502	11,004

Adjacent Markets
Industrial product revenue	3,596	3,561
Imaging product revenue	2,503	3,074

	6,099	6,635

Emerging Markets
Border and perimeter security product revenue	97	88

Corporate	—	148

Total revenue	$25,698	$17,875

	Three Months Ended
	December 31, 2019	December 31, 2018
Operating income (loss):
Oil and Gas Markets segment	$4,099	$(2,601)
Adjacent Markets segment	851	982
Emerging Markets segment	(1,365)	(1,192)
Corporate	(3,415)	(3,252)

Total operating income (loss)	$170	$(6,063)